Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF AMALGAMATION

This Second Amendment to the Agreement and Plan of Amalgamation, is made and entered into as of March 10, 2015 (this “Amendment”), by and between AXIS Capital Holdings Limited, a Bermuda exempted company (“Axis”) and PartnerRe Ltd., a Bermuda exempted company (“PRE” and, together with Axis, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Amalgamation, dated as of January 25, 2015, as amended by that certain First Amendment to the Agreement and Plan of Amalgamation, dated as of February 17, 2015 (the “Amalgamation Agreement”);

WHEREAS, the parties to this Amendment may amend the Amalgamation Agreement in accordance with Section 7.3 of the Amalgamation Agreement;

WHEREAS, the parties to the Amalgamation Agreement desire to amend certain provisions of the Amalgamation Agreement; and

WHEREAS, the board of directors of each of Axis and PRE has approved and authorized the execution of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings specified in the Amalgamation Agreement.

Section 2. Amendments to the Amalgamation Agreement.

(a) Section 2.2(d) of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“(d) Exchange Procedures. As promptly as practicable (but in no event later than five Business Days) following the Effective Time, the Amalgamated Company shall cause the Exchange Agent to mail to: (1) each PRE Shareholder of record of PRE Common Shares converted pursuant to Section 2.1(b): (i) a letter of transmittal (which shall be in form and substance as the parties may reasonably specify at least three Business Days prior to the Effective Time, including that delivery shall be effective upon the proper delivery of the PRE Certificates or, in the case of Uncertificated PRE Common Shares, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth therein), and (ii) instructions to effect the surrender of PRE Certificates or Uncertificated PRE Common Shares in exchange for the PRE Consideration, and (2) each Axis Shareholder of record of Axis Common Shares converted pursuant to Section 2.1(c): (i) a letter of transmittal (which shall be in form and substance as the parties may reasonably specify at least three Business Days prior to the Effective Time, including that delivery shall be effective upon the proper delivery of the Axis Certificates or, in the case of Uncertificated Axis Common Shares, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth therein), and (ii) instructions to effect the surrender of Axis Certificates or Uncertificated Axis Common Shares in exchange for the Axis Consideration. Following the Effective Time, upon surrender of title to the PRE Common Shares previously held by a PRE Shareholder in accordance with this Section 2.2, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, a PRE Shareholder shall be entitled to receive in exchange therefor: (A) a certificate or book-entry representing that number of whole Amalgamated Company Common Shares (rounded down) which such PRE Shareholder has the right to receive as PRE Consideration payable in respect thereof and (B) any cash in lieu of fractional shares that such shareholder has the right to receive pursuant to Section 2.2(g), and any PRE Certificate so surrendered shall be marked as cancelled immediately. In the event that the PRE Consideration is to be paid to a Person that is not registered in the transfer records of PRE, a certificate or book-entry representing the PRE Consideration may be issued to such Person if: (i) the PRE Certificate representing such PRE Common Shares (if any) is presented to the Exchange Agent, (ii) all documents so required to evidence and effect such transfer that are reasonably satisfactory to the Amalgamated Company are presented to the Exchange Agent and (iii) evidence reasonably satisfactory to the Amalgamated Company is presented confirming that any applicable stock transfer taxes have been paid. Following the Effective Time, upon surrender of title to the Axis Common Shares previously held by an Axis Shareholder in accordance with this Section 2.2, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, an Axis Shareholder shall be entitled to receive in exchange therefor: (A) a certificate or book-entry representing that number of whole Amalgamated Company Common Shares (rounded down) which such Axis Shareholder has the right to receive as Axis Consideration payable in respect thereof and (B) any cash in lieu of fractional shares that such shareholder has the right to receive pursuant to Section 2.2(g), and any Axis Certificate so surrendered shall be marked as cancelled immediately. In the event that the Axis Consideration is to be paid to a Person that is not registered in the transfer records of Axis, a certificate or book-entry representing the Axis Consideration may be issued to such Person if: (1) the Axis Certificate as applicable, representing such Axis Common Shares (if any) is presented to the Exchange Agent, (2) all documents so required to evidence and effect such transfer that are reasonably satisfactory to the Amalgamated Company are presented to the Exchange Agent and (3) evidence reasonably satisfactory to the Amalgamated Company is presented confirming that any applicable share transfer taxes have been paid.”

(b) The first sentence of Section 2.1(e) of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“At the Effective Time any Axis Dissenting Shares shall be cancelled, and unless otherwise required by applicable Law, be converted into the right to receive the Axis Consideration as described in Section 2.1(c) or, as the case may be, the preferred shares of the Amalgamated Company described in Section 2.1(g) and any Axis Dissenting Holders, in the event that the fair value of an Axis Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Axis Consideration or, as the case may be, the value of their preferred shares of the

Amalgamated Company described in Section 2.1(g), be entitled to receive such difference from the Amalgamated Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.”

(c) The first sentence of Section 2.1(f) of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“At the Effective Time any PRE Dissenting Shares shall be cancelled, and unless otherwise required by applicable Law, be converted into the right to receive the PRE Consideration as described in Section 2.1(b) or, as the case may be, the preferred shares of the Amalgamated Company as described in Section 2.1(g) and any PRE Dissenting Holders, in the event that the Appraised Fair Value of a PRE Dissenting Share is greater than the PRE Consideration or, as the case may be, the value of their preferred shares of the Amalgamated Company described in Section 2.1(g), be entitled to receive such difference from the Amalgamated Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.”

Section 3. General Provisions.

(a) Effectiveness. The amendments set forth in this Amendment shall be effective as of the date set forth in the preamble to this Amendment.

(b) Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic-mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(c) Governing Law; Disputes. Sections 8.8 and 8.9 of the Amalgamation Agreement shall apply to this Amendment mutatis mutandis.

(d) Except as specifically amended by this Amendment, all provisions of the Amalgamation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on the date first written above.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Joseph C. Henry
Name:	Joseph C. Henry
Title:	Executive Vice President and Chief Financial Officer

PARTNERRE LTD.

By:	/s/ Marc Wetherhill
Name:	Marc Wetherhill
Title:	Chief Legal Counsel

[Signature Page to Second Amendment to Agreement and Plan of Amalgamation]